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                                                                   EXHIBIT 10.36


September 10, 1996


Mr. James A. Gilbert
235 North Mill Road
Atlanta, GA  30328

Re:      Employment Agreement

Dear Jim:

This letter is our agreement employing you as President and Chief Operating Officer of IMNET Systems, Inc. (the "Company"), subject to the following terms and conditions:

       1. EFFECTIVE DATE. The effective date of this Agreement shall be September 10, 1996. It is understood that you will join IMNET on a full-time basis on or before September 20, 1996.

       2. INITIAL TITLE AND DUTIES. Your initial title will be President and Chief Operating Officer, and you will report directly to Kenneth D. Rardin, who is the Chairman of the Board and Chief Executive Officer of the Company. As such, you will be responsible for much of the day to day operations of the Company, subject to Mr. Rardin's direction and oversight, and you will perform such services not inconsistent with your position as are assigned to you from time-to-time by Mr. Rardin or the Board of Directors. You will be expected to devote your best efforts, experience, ability, talent and entire time in normal business hours, energy and attention to the business of the Company and the performance of your duties.

       3. COMPENSATION: TERM. You will receive an annual base salary of $250,000 (the "Base Salary") paid in accordance with standard Company payroll procedures, with annual increases determined in accordance with Exhibit A hereto. The Base Salary payable hereunder, as may be adjusted from time to time, shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans. The term of your employment under this Agreement will begin on the Effective Date and shall continue until terminated in accordance with Paragraph 8 below. Your Base Salary will begin to accrue on September 20, 1996.

       4. BONUSES. Upon reporting for your duties on September 20, 1996, you will become eligible for a signing bonus of $100,000 to be paid in equal monthly installments over a twelve month period commencing October 31, 1996 in accordance with the Company's standard payroll procedure, so long as you are employed by the Company during that period. In addition, you will be eligible to earn an additional bonus of up to $100,000 per year based upon attainment of specific milestones to be agreed upon by you, Kenneth D. Rardin and the Compensation Advisory Committee. Payment of this additional bonus is conditional upon your employment by IMNET at the end of FY 1997, and will be prorated for fiscal 1997.

       5. SHARE OPTION. You have been issued options to acquire up to 400,000 shares of the


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Company's common stock. You agree that, absent a change in control of the
Company which causes your options to accelerate (a "Change in Control"), for a period of five (5) years from the date of this agreement, you will not, by the exercise of the options granted to you under your option agreement of September 10, 1996, cause IMNET to lose valuable tax deductions due to the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended.

During such five-year period, you also agree that in the event of a Change in Control, you will cooperate with reasonable requests of the acquiring company to avoid the loss of valuable tax deductions due to the applicability of said
Section 162(m) to your exercise of options. This latter obligation to cooperate does not require you to absorb unreasonable financial risk or to take other actions disadvantageous to you.

If you are required to pay an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to compensation, if any, provided by the Company under your option agreement of September 10, 1996 for 400,000 shares, then the Company will pay you an amount equal to such excise tax which payment may in the discretion of the Board of Directors of the Company (or its successor) be made in shares of the Company's Stock (or its successor) or cash. To the extent you are paid in such shares, they shall be valued as of the date of the consummation of the transaction which led to the imposition of the excise tax (the "Valuation Date"). Furthermore, the Company's obligation to make payments pursuant to this provision shall not exceed an amount equal to the value of 50,000 shares of the Company's outstanding Common Stock (as adjusted for stock splits, stock dividends, recapitalizations, and similar transactions) at the Valuation Date.

       6. EMPLOYEE BENEFITS. You will participate in all employee welfare benefit plans of the Company applicable to senior level executives. In addition, you shall be entitled to four (4) weeks' paid vacation per year.

       7. LOAN. You are entitled to borrow up to $350,000 from the Company to cover federal and state income taxes incurred by you in connection with your exercise of options to acquire common stock of HBO & Company, your prior employer. These funds will be advanced upon your certification, in writing, as to the taxes you are or have been required to pay, and the amount thereof. The terms of the loan and related security agreement shall be as set forth in the promissory note and stock pledge and security agreement in the forms attached hereto as Exhibits B and C, respectively.

       8. TERMINATION AND SEVERANCE.

          (a) During the term of employment hereunder, your employment may be terminated as follows:

                    (i) At any time upon three (3) months' written notice by either you or the Company. The date set forth in the notice shall be hereinafter defined as the Termination Date.

                    (ii)   Automatically in the event of your death.

                    (iii) Immediately upon written notice if such termination is for Cause (as defined below in subparagraph 8(d)); or



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                    (iv)   At any time by mutual written agreement of you and
the Company.

                    (v) Immediately, if the Company is in default hereunder and fails to cure any such default within thirty (30) days after you send written notice of such default to the Company.

              (b) Upon termination of your employment hereunder for any reason, all obligations of the Company hereunder shall cease upon such termination, except its obligations to (i) pay the compensation set forth in paragraph 3 hereof through the date of such termination, (ii) provide the benefits set forth in paragraph 6 hereof through the date of such termination and any unpaid bonus earned under paragraph 4 and to comply with all state and federal laws and regulations applying to such benefits and (iii) pay the severance benefits, if applicable, to you pursuant to the terms and conditions set forth in subparagraph 8(c) below.

              (c) In the event that your employment is terminated by the Company for any reason other than Cause (as such term is defined below in subparagraph 8(d)), you will receive, commencing on the Termination Date, twelve (12) months' severance pay at the monthly rate of your then current Base Salary (paid on a bi-weekly basis over the twelve (12) month period in accordance with the Company's standard payroll procedure). Notwithstanding the foregoing, the obligations of the Company with respect to severance shall expire on the date that you commence full-time employment with a subsequent employer, if such commencement date occurs within twelve (12) months of the Termination Date. The Company shall continue to be responsible for all severance pay obligations accrued through the date such full-time employment commences. You agree to notify the Company immediately upon your acceptance of an offer of full-time employment, specifying the name of the business and your expected start date.

              (d) For purposes hereof, the term "Cause" means the following: (i) any defalcation or misappropriation of funds or property of the Company or any affiliate by you or the commission of any dishonest or deceitful act in the course of your employment with the Company; (ii) your conviction of a felony or of any crime involving moral turpitude; (iii) the engaging by you in illegal conduct which, in the reasonable judgment of the Company, places you and the Company or any affiliate, by association with you, in disrepute; (iv) refusal to perform your duties and responsibilities hereunder due to persistent neglect of duty or chronic absenteeism; (v) any material breach by you of the terms and conditions hereof, including, without limitation, those certain provisions pertaining to inventions, confidentiality, noncompetition and related matters set forth in paragraphs 9 through 16 hereof; or (vi) any attempt to obtain a personal profit from any transaction in which you have an interest adverse to the Company unless such adverse interest and the potential profit is disclosed in writing to the Board of Directors in advance of the transaction. Any disagreement concerning whether there has been "Cause" for termination will be resolved by the Board of Directors in its sole discretion acting in good faith.

Notwithstanding the foregoing, in the event of a determination by the Company of Cause pursuant to subparagraphs d(i), d(v) or d(vi) above, you will have a cure period of five (5) days after you receive notice thereof from the Company. If you fail to cure such default within the cure period, then the Company may terminate you for Cause as set out above.

              (e) You specifically agree not to voluntarily leave the employ of the Company (your death or disability being "involuntary") for at least two years from September 20, 1996. If you should leave in violation of this agreement, you acknowledge and agree that the Company will


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certainly suffer immediate damages. You agree to promptly reimburse the Company for such actual damages up to $1.5 million, and you agree that the Company may bring suit for monetary reimbursement only as to such damages.

              (f) The provisions in Paragraphs 9 through 16 shall survive the termination of the Agreement.

       9. INVENTIONS. You shall treat as for the sole benefit of the Company and promptly disclose and assign to the Company without additional compensation all ideas, discoveries, inventions and improvements, patentable or not, which, while you are so retained under this Agreement are made, conceived or reduced to practice by you, alone or with others during or after usual work hours, either on or off the job, and which are related to the products, processes, projects or the business interests of the Company or which involve the use of the time, material or facilities of the Company. You agree, at the expense of the Company, at any time during or within a reasonable time after the termination of this employment relationship, to sign all papers and do such other acts and things you deem necessary or desirable and which may be reasonably required to protect the rights of the Company to such ideas, discoveries, inventions and improvements in any and all countries.

       10. DEFINITIONS. For purpose of Paragraphs 11 through 16 hereof, the following defined terms shall be applicable:

              (a) "Business of the Company" as used herein means the design, manufacture, sale, distribution, marketing and servicing of electronic information and document management systems and related products and services produced or promoted by the Company.

              (b) "Confidential Information" as used herein means any and all confidential information of the Company which is not generally known to or by businesses which compete with the Company with respect to the Business of the Company and which does not constitute a "Trade Secret" (as defined in subparagraph (d) below). It includes, without limitation, information relating to accounting, marketing, all information of the foregoing type relating to any client or account of the Company, client account records, training and operations material and memoranda, personnel, records, pricing information, and any other information related to the Business of the Company and treated by the Company as being confidential, including items labeled "Confidential," all of which are hereby agreed to be the property of and confidential to the Company hereafter. "Confidential Information" does not include any information which, after the date hereof, becomes part of the public domain through no fault of yours.

              (c) "Territory" as used herein means the United States, Canada, Mexico, Europe and Japan.

              (d) "Trade Secret" as used herein means information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which:

                    (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic


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value from its disclosure or use; and

                    (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

       11. CONFIDENTIAL INFORMATION. You covenant and agree that you will treat as confidential and will not use (other than in the performance of your designated duties for the Company), or disclose any Confidential Information either during the term of your employment by the Company or for a period of two years thereafter.

       12. TRADE SECRETS. You covenant and agree that you will treat as confidential and will not use (other than in the performance of your designated duties for the Company) or disclose any Trade Secrets either during or after the term of your employment by the Company.

       13. RECORDS. All records, notes, files, memoranda, reports, price lists, client lists, catalogues, prospect lists, drawings, plans, sketches, documents, equipment, apparatus, physical manifestations of programs and like items, and all copies thereof, relating to the Business of the Company, Confidential Information or Trade Secrets, which were prepared by you or which have been disclosed to or which have come into your possession, shall be and remain the sole and exclusive property of the Company. You agree that upon the termination of your employment by the Company, or at any other time upon reasonable request from the Company, you will promptly (and in the event of your termination of employment, no later than ten (10) days after such termination) deliver to the Company the originals and all copies of any of the foregoing that are in your possession, custody or control, and any other property belonging to the Company.

       14. AGREEMENT NOT TO COMPETE. You covenant and agree that during your employment by the Company and for a period of one year thereafter, you will not, without the prior written consent of the Company, within the Territory for yourself or as an officer, director, shareholder, owner, partner, joint venturer, employee, promoter, consultant, manager, independent contractor, agent or in some similar capacity, compete with the Business of the Company by engaging in any business in which you provide services which are the same or substantially similar to your duties and responsibilities as herein described; provided, however, that the foregoing covenant shall not be deemed to prohibit you from acquiring as an investment not more than 2% of the capital stock of a business that competes with the Business of the Company whose stock is traded on a national securities exchange or over-the-counter.

       15. AGREEMENT NOT TO SOLICIT CUSTOMERS. You covenant and agree that during the term of your employment by the Company and for a period of one year thereafter, you will not, either on your own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or appropriate away from the Company, with a view to the sale or providing of any product or service competitive or potentially competitive with the Company's products or services, any persons and/or entities located within the Territory who are customers of the Company with whom you had contact within the last year of your employment.

       16. AGREEMENT NOT TO SOLICIT EMPLOYEES. You covenant and agree that during the term of your employment by the Company and for a period of one year thereafter, you will not either on your own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away to any business competing with the Business of the Company, within the Territory, any


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person currently employed by the Company, or hired by the Company during the term of this Agreement, for the purpose of such employee providing services similar to those provided by such employee to the Company.

       17. REMEDIES. You acknowledge and agree that, by virtue of the duties and responsibilities attendant to your employment by the Company and the special knowledge of the Company's affairs, business, clients, sales techniques and operations that you will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company if you should breach or violate any of the covenants and agreements contained in Paragraphs 9 through 16; and you further acknowledge and agree that each of such covenants is reasonably necessary to protect and preserve the Business of the Company so that the Company will receive the benefits of its bargain with you. You, therefore, agree and consent that the remedy at law for any breach of any of your obligations hereunder would be inadequate, and, therefore, you further agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement without the necessity of proof that any other remedy at law is adequate. You further acknowledge and agree that the provisions of the Georgia Trade Secrets Act shall apply to any breach by you of the covenant set forth in Paragraph 12 hereof. During the period of your employment by the Company and for a period of one year thereafter, you shall notify the Company prior to engaging in any business or professional activity involving or in any way relating to the Business of the Company within the Territory which notice shall describe the proposed activity with reasonable specificity.

       18. ACKNOWLEDGMENT. You acknowledge the restrictions contained in Sections 9 through 16 hereof may limit your ability to earn a livelihood in a competing business. By signing below to acknowledge your acceptance of the terms and conditions of this Agreement, you acknowledge that you believe you will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given your education, skills and ability and the limited scope of the prohibited business activity in Sections 9 through 16) you do not believe would prevent you from earning a living. By signing below, you acknowledge that the unique nature of the Business of the Company and the fact that significant sales have occurred and are under negotiation in the geographical areas specified in Section 10(c) clearly justify the scope of the restriction in Section 14.

       19. BINDING EFFECT. Upon the Effective Date, the terms hereof shall be binding upon and shall inure to the benefit of you and the Company, the successors and assigns of the Company, and the heirs, executors, administrators, legal representatives and assigns of you, provided that your rights and obligations hereunder may not be delegated or assigned.

       20. ENTIRE AGREEMENT. Upon the Effective Date, this Agreement shall supersede any former oral agreement and any formal written agreement heretofore executed relating generally to your employment with the Company, and this Agreement can only be amended by an agreement in writing signed by you and the Company.

       21. APPLICABLE LAW: SEVERABILITY. This Agreement shall be construed and enforced under the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof. If any provision of this Agreement is held invalid or unenforceable by operation of law or otherwise, such circumstances shall not have the effect of rendering any of the other provisions of


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this Agreement invalid or unenforceable.

       22. NOTICES. Any notice of other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given or served when delivered personally to the party intended, or sent by registered or certified mail, postage prepaid, effective as of the date received, addressed to the Company at its principal office and to you at your address then appearing on the books of the Company.

       23. ATTORNEY'S FEES. In case any one or more of the covenants and agreements set forth in this Agreement shall be breached by any party hereto, the non-breaching party may proceed to enforce its rights by arbitration or by suit in equity and/or by action at law, including but not limited to, an action for damages or specific performance. In such event, the prevailing party shall be entitled to also receive reasonable attorney's fees and other expenses incurred in enforcing its rights hereunder.

This Agreement supersedes our letter agreement of August 14, 1996, and the Addendum thereto. By signing below, the Company agrees to all of the terms and conditions of this Agreement. Please indicate your acceptance of these terms and conditions by signing each enclosed copy of this letter where indicated below, and return an originally executed copy of the letter to me.

Sincerely,



By:      /s/ Kenneth D. Rardin
   -----------------------------------------
         Kenneth D. Rardin
         President and
         Chief Executive Officer


ACCEPTED AND AGREED
as of the 10th day of September
1996.


/s/ James A. Gilbert
-----------------------
James A. Gilbert



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                                   EXHIBIT "A"



The amount of Base Salary shall increase each January 1 by the amount, if any, calculated as of January 1, in each year commencing with January 1, 1997, equal to $250,000 multiplied by the Annual Increase (as defined below). The "Annual Increase" shall not be a negative number and shall mean (i) the Consumer Price Index (as defined below) for the month of December of the year preceding the year in which the Annual Increase is to be determined, less (ii) the Consumer Price Index for the month next following the month during which the Effective Date falls (the "Base CPI"), divided by (iii) the Base CPI. For purposes hereof, the "Consumer Price Index" shall mean the All-Items portion of the Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics of the United States Department of Labor.



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